BPW ACQUISITION CORP. ANNOUNCES
RECORD DATE FOR SPECIAL MEETING

New York, NY, – January 7, 2010 – BPW Acquisition Corp. (“BPW”) (AMEX: BPW) today announced that it has established January 15, 2010 as the record date for a special meeting of its stockholders to consider and vote upon a proposal to approve and adopt the previously announced merger agreement, dated as of December 8, 2009, between BPW, The Talbots, Inc. (“Talbots”) and Tailor Acquisition, Inc., pursuant to which BPW will be acquired by Talbots, as well as to consider and vote upon related matters.  BPW stockholders of record as of January 15, 2010 will be entitled to notice of the special meeting and to vote at the special meeting.

About BPW Acquisition Corp.

BPW Acquisition Corp. is a special purpose acquisition company formed in 2008 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

Important Additional Information and Where to Find It

Talbots has filed with the SEC a registration statement on Form S-4 in connection with the transaction, which contains a preliminary proxy statement/prospectus of BPW.  The registration statement on Form S-4 has not yet become effective.  Following the registration statement being declared effective by the SEC, the registration statement and BPW’s definitive proxy statement/prospectus will be mailed to BPW stockholders.  The parties intend to file additional documents concerning the transactions, including a tender offer statement in connection with the warrant exchange offer described in the preliminary proxy statement/prospectus.  BPW stockholders are urged to read the registration statement, the proxy statement/prospectus, the tender offer statement and other documents carefully when they are available because they contain important information.  BPW stockholders may obtain free copies of the registration statement, the proxy statement/prospectus, the tender offer statement and other documents filed with the SEC by BPW and Talbots through the web site maintained by the SEC at www.sec.gov when those documents are available.  The documents filed by BPW may also be obtained from BPW by requesting them in writing to Arjay (Richard) Jensen, Senior Vice President and Secretary of BPW at BPW Acquisition Corp., 750 Washington Boulevard, Stamford, CT 06901 or by telephone at (212) 287-3310.

BPW and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of BPW in connection with the transaction described herein. Information regarding these directors and executive officers is included in the preliminary proxy statement/prospectus and will be included in the definitive proxy statement/prospectus. You can find information regarding these directors and executive officers in BPW’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008, which was filed with the SEC on March 30, 2009.  This document is available free of charge at the SEC’s web site at www.sec.gov and from BPW by requesting them in writing to Arjay (Richard) Jensen, Senior Vice President and Secretary of BPW at BPW Acquisition Corp., 750 Washington Boulevard, Stamford, CT 06901 or by telephone at (212) 287-3310.  BPW stockholders may obtain additional information regarding the direct and indirect interests of BPW’s directors and executive officers in the transaction by reading the proxy statement/prospectus regarding the transaction when the Registration Statement is declared effective by the SEC.